American Realty Capital Healthcare Trust, Inc.

405 Park Avenue, 15th Floor, New York, NY 10022

T: (212) 415-6500 F: (212) 421-5799

www.americanrealtycap.com

April 9, 2012

The Board of Directors of

Griffin-American Healthcare REIT II, Inc.
(Jeffrey T. Hanson, Danny Prosky,

Shannon K. S. Johnson, Stefan Oh,

Cora Lo, Patrick R. Leardo,

Gerald W. Robinson and Gary E. Stark)

4000 MacArthur Boulevard

West Tower, Suite 200

Newport Beach, California 92660

American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) no longer sees the acquisition of the former Grubb & Ellis Healthcare REIT II, Inc. (“GEHRII”), now Griffin-American Healthcare REIT II, Inc. (“GAHRII”), to be viable due to the substantial risk of litigation between GAHRII and Grubb & Ellis, and the potential sizeable liability and cost to defend such action. Therefore, effective immediately, we are withdrawing our offer to acquire GAHRII.

There exists an allegation in a pending bankruptcy petition1 that GAHRII has failed to pay millions of dollars currently due and owing to Grubb & Ellis. Furthermore, Grubb & Ellis maintains that they have material and substantial claims against GAHRII. Moreover, some of these monies, Grubb & Ellis alleges, are owed to Grubb & Ellis and have been paid instead to American Healthcare Investors, an entity owned and operated by Mr. Hanson and other former executive officers of Grubb & Ellis.

Because, in our view, there is risk of potential litigation between GAHRII and Grubb & Ellis which could result in an unquantifiable liability to ARC Healthcare’s stockholders, we believe it would be imprudent for our board of directors to expose ARC Healthcare to a risk that cannot be insured against or limited in amount.

For these reasons, we no longer see the acquisition of GAHRII to be viable from a financial or portfolio standpoint, and therefore effective immediately we are withdrawing our offer to acquire GAHRII.

Sincerely,

/s/ Edward M. Weil, Jr. Edward M. Weil, Jr. President, Chief Operating Officer	/s/ William M. Kahane William M. Kahane Director

1 “Contemporaneous with the termination [of the advisory and dealer-manager relationships with various subsidiaries of Grubb & Ellis Company], the management of American Healthcare REIT II was transferred to American Healthcare Investors, an entity owned and operated by a former 16b and other former executive officers of Grubb & Ellis. Subsequent to the termination, Griffin American Healthcare Trust, Inc. [sic] has failed to pay millions of dollars currently due and owing to Grubb & Ellis. Moreover, some of these monies that are owed to Grubb & Ellis have been paid instead to American Healthcare Investors. Grubb & Ellis has material and substantial claims against Griffin American Healthcare Trust, Inc. [sic], American Healthcare Investors and its owners (and former executive of officers of Grubb & Ellis).” See Declaration of Michael J. Rispoli Pursuant to Local Bankruptcy Rule 1007-2 and in Support of Chapter 11 Petitions and First Day Motions, at ¶ 93 (dated Feb. 20, 2012), In re: Grubb & Ellis Company, et al. (Bankr. S.D.N.Y. Case No. 12-10685 (MG)).